Exhibit 10.1

ELECTRIC SERVICE AGREEMENT

This Agreement made and entered into 9-25, 2002, by and between Southeastern Electric Cooperative, Inc., Marion, South Dakota (hereinafter called the Cooperative) and Great Plains Ethanol, L.L.C., Chancellor, South Dakota (hereinafter called the Customer).

                WITNESSETH:

                WHEREAS, the Customer is constructing an ethanol plant located in Section 26 of Germantown Township, Turner County, South Dakota (hereinafter called the Facility); and

                WHEREAS, the customer desires to have the Cooperative provide all of the electric power and energy requirements of the Facility and the Cooperative is willing and able to provide these requirements.

                NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein, the Cooperative and the Customer agree as follows:

1.             Description of Facility.

                                                The Facility shall include the Customer-owned ethanol plant and related facilities located in the northwest quarter of Section 26, Township 99 North, Range 52 West, Turner County, South Dakota.

2.             Agreement to Sell and Purchase.

                                                The Cooperative hereby agrees to sell and deliver to the Customer and the Customer agrees to purchase and receive from the Cooperative all of the electric power and energy requirements of the Facility upon the terms and conditions hereinafter provided.

3.             Service Characteristics.

                                                a.             Service Delivery.  Service hereunder shall be provided at multiple service locations at the Facility, consisting of four (4) three-phase, 60 hertz, 480 volt, 2,500 kVA transformers, one (1) three-phase, 60 hertz, 480 volt, 1,500 kVA transformers and one (1) single-phase, 60 hertz, 240 volt, 50 kVA transformer.  The Cooperative shall install or cause to be installed, operated and maintained approximately 3.5 miles of 69 kV transmission line, a 69/12.5 kV, 7,500 kVA substation and approximately 20,000 feet of 15.5 kV underground distribution line and associated equipment.

                                                b.             Capacity.  Electrical service to the Facility under this Agreement shall be limited to 7,500 kVA.  Service to additional load above 7,500 kVA shall require an amendment to this Agreement.

                                                c.             Firm Service.  Service hereunder shall be firm and not subject to load curtailment.  Power interruptions may occur as the result of planned and coordinated maintenance and circumstances beyond the control of the Cooperative as provided for in Section 4i of this Agreement.

4.             Service Conditions and Requirements.

                                                a.             Cooperative-Owned Facilities.  The Cooperative will furnish or cause to be furnished, installed and maintained all electric equipment and facilities required to deliver electric power and energy to the Customer for the Facility to the point of connection.  The point of connection shall be the secondary terminals of the Customer’s transition cabinets.  Electric service equipment furnished, installed, operated and maintained by the Cooperative, as identified in Section 3a, on the property of the Customer shall remain the property of the Cooperative and may be removed upon termination of this Agreement.

                                                b.             Customer-Owned Facilities.  The Customer shall be solely responsible for the design, installation, maintenance and safety of any and all Customer supplied electric facilities or requipment.  The Customer shall provide and maintain the necessary protection equipment to protect its own facilities from harm from any electrical cause as well as to protect the Cooperative’s equipment and members from any damages, interruption of service, or faulty service due to faults or operations of the Customer’s equiment.

                                                c.             Location of Cooperative Facilities.  The Customer will provide to the Cooperative suitable locations for the installation of electric facilities on the property of the Customer.  The Customer shall provide the Cooperative or its power supplier, at no cost, a warranty deed for the substation property and the right of ingress and egress for all other electric power supply facilities located on site, including but not limited to, in and out transmission and distribution lines to permit multiple use of said facilities, on-site distribution lines and distribution transformer sites.  The Customer agrees that if in the future there is a need to relocate the above mentioned facilities that the entire cost of removal and reinstallation will be at the expense of the Customer.  The Customer will provide site grading for the substation at no cost to the Cooperative and further will provide a concrete pad for all service transformers in accordance with specifications provided by the Cooperative.

                                                d.             Accessibility to Cooperative Facilities.  Duly authorized representatives of the Cooperative shall be permitted to enter on the property of the Customer to the extent necessary to maintain and service electric facilities at all reasonable times in order to carry out the provisions of this Agreement.

                                                e.             Operation of Cooperative Equipment.  The Customer will do nothing to interfere with the operation of any Cooperative-owned electric equipment and facilities, including any metering or signaling equipment.  The Customer shall advise the

                                                                Cooperative as soon as possible if the Customer discovers any apparent problem with the condition or functioning of the Cooperative’s equipment or facilities.

                                                f.              Operation of Customer Equipment.  The Customer’s electric service, electric facilities and load characteristics will conform to the National Electric Code and National Electric Safety Code, IEEE/ANSI standards and Prudent Utility Practice.  If the operation of any of the Customer’s equipment causes power quality or operational problems to the Cooperative’s electric system, the Customer shall promptly correct or remove the cause of the problem.  If the Customer does not eliminate the problem, the Cooperative can correct or remove the problem from the electric system and the Customer will be responsible for the costs.  The Customer shall notify the Cooperative immediately if the Customer discovers that the condition or operation of any of the Customer-supplied electric equipment or facilities may pose a risk to any persons or property.

                                                g.             Cooperative Membership.  The Customer shall be a member of the Cooperative.

                                                h.             Power Factor.  The Customer agrees to maintain unity power factor as nearly as practical.  The demand charges may be adjusted to correct for average power factors less than five percent (5%) unity (lagging) or greater than five percent (5%) unity (leading) by increasing the measured demand one percent (1%) for each one percent (1%) by which the average power factor is less than five percent (5%) unity (lagging) or more than five percent (5%) unity (leading).

                                                i.              Hold Harmless.  If the supply of electric power and energy provided by the Cooperative should fail or be interrupted, or become defective, through (a) compliance with any law, ruling, order, regulation, requirement or instruction of any federal, state or municipal governmental department or agency or any court of competent jurisdiction; (b) Customer action or omissions; or (c) acts of God, fires, strikes, embargoes, wards, insurrection [organized opposition to authority], riot, equipment failures, operation of protective devices, or other causes beyond the reasonable control of the Cooperative, the Cooperative shall not be liable for any loss or damages incurred by the Customer or be deemed to be in breach of this Agreement.  The Customer acknowledges that the delivery of electric power and energy may at times be subject to interruption by causes beyond the control of the Cooperative, including weather conditions, vandalism, accidents, and other interruptions, and that the Customer assumes the risk of those potential interruptions.  The Cooperative will use its best efforts to return the interrupted electric service in the shortest reasonable time under the circumstances.

5.             Metering.

                                                a.             Point of Metering.  Metering will measure the demand and energy of the total Facility, and will be located at the 69/12.5 kV substation on the 7,200/12,470 volt secondary bus.

                                                b.             Metering Responsibility.  All meters shall be furnished, installed,  maintained and read by the Cooperative.

                                                c.             Meter Testing Procedure.  The metering shall be tested yearly for accuracy.  If any test discloses the inaccuracy of said meters to the extent of more than two percent (2%) fast or slow, an adjustment in billling, according to the percentage of inaccuracy found, shall be made for the period elapsed subsequent to the date of the last preceding test.

                                                d.             Meter Failure.  Should the metering equipment at any time fail to register proper amounts or should the registration thereof be so erratic as to be meaningless, the capacity and energy delivered shall be determined by the Cooperative from the best information available.

6.             Rates and Payment.

                                                a.             Rate Schedule Application.  The Customer shall pay the Cooperative for service rendered hereunder at the rates and upon the terms and conditions set forth in Rate Schedule LPS — Great Plains Ethanol LLC attached to and made a part of this Agreement and any revisions thereto or substitutions thereof adopted by the Cooperative’s Board of Directors.

                                                b.             Rate Guarantee. The rate components of the attached rate schedule are guaranteed to remain unchanged for the years 2003, 2004 and 2005.  If the Cooperative makes additional investments in the electric facilities serving the Customer during the term of this rate guarantee, the monthly facilities charge shall be adjusted accordingly.  The parties agree that the rates specified may be adjusted by the amount of any new or increased level in current local, state or Federal taxes or fees.

                                                c.             Minimum Demand.  Notwithstanding the Customer’s requirements for kW demand or use of kWh energy, the demand for billing purposes hereunder shall not be less than 2,000 kW for any billing period.

                                                d.             Incentive Discount.  An incentive discount shall be applied to each billing during the years 2003 through 2007.  The amount of the incentive discount shall vary each year based on the following schedule:

Year	Discount
2003	15%
2004	12%
2005	9%
2006	6%
2007	3%

                                                e.             Facilities Charge.  The Customer will pay a monthly Facilities Charge in accordance with the attached rate schedule unless the Cooperative installs additional facilities not part of this Agreement.

                                                f.              Payment Arrangements.  All charges for service shall be paid to the Cooperative at its Alcester office, through the mail, or by electronic transfer.  The monthly billing periods shall be from the first day of the month through the last day of the month.  Charges for the Preceding month shall be due and payable upon receipt.

                                                g.             Late Payment Charges.  If payment is not received by the date indicated on the bill, the Customer shall be considered delinquent.  The Cooperative will apply and the Customer will pay a late payment charge based on the Cooperative’s policy of general application in effect at the time.

                                                h.             Disputed Bills.  The Customer shall pay all bills for services and/or energy timely and in accordance with billing procedures established by the Cooperative even though said charges may be disputed.  If it is determined that the Customer is entitled to a refund or credit for a disputed bill, the Cooperative shall, in addition to the principal amount refunded or credited, pay interest on said amount at the rate authorized for interest on judgments in the State of South Dakota.  Neither party shall be obligated to settle disputes by arbitration or mediation without the mutual consent of the parties.

7.             Commencement and Termination.

                                                a.             Commencement Date.  This Agreement shall be in effect as of the date executed and the Customer’s obligation to purchase electricity and commence payments under this Agreement shall begin upon the startup of the commercial operation of the Facility but no later than May 1, 2003, whichever occurs first.

                                                b.             Obligation for Reimbursement of Cooperative Investment.  The Customer is responsible for paying for the Cooperative’s cost associated with installing the facilities required to provide electric service to the Customer’s facilities.  In the event that this Agreement is terminated and the Customer ceases to use the facilities described in Section 3a, the Customer agrees to pay to the Cooperative the balance of any unamortized investment less the salvage value of any removed facilities.

                                                c.             Default and Termination.  The Customer shall be in default if it fails to timely pay for service under this Agreement, if it breaches any other of its obligations to the Cooperative, or if it becomes the subject of bankruptcy or insolvency proceedings.  If the Customer fails to cure that default within ten (10) days after the Customer receives written notice of default from the Cooperative, the Cooperative may, at its sole option, suspend or terminate its further performance under this Agreement, disconnect electric service to the Customer, terminate this Agreement, or take other action to address the Customer’s default.  This provision shall not limit the Cooperative’s right to take immediate action to suspend services if the Customer’s act or omission interferes with the safe and efficient operation of the Cooperative’s electric system, nor shall it limit the Cooperative’s right to pursue any other or further remedy available to it by law.

                                                d.             Regulatory Termination — Should the South Dakota Public Utilities Commission or any court of competent jurisdiction fail to assign the Customer to the Cooperative, this Contract shall become null and void.

8.             Security Agreement for Customer Obligations.

                                                To secure the Customer’s performance of its obligations to the Cooperative under this Agreement, the Customer hereby grants the Cooperative a security interest in any of the Cooperative’s patronage capital credits owned or hereafter accrued by the Customer. The Customer agrees to sign and deliver a Uniform Commercial Code (UCC) financing statement and such other and further documents, as the Cooperative shall reasonably request to perfect and continue this security interest.

9.             Patronage Capital Units.

                                                Service under the rates provided for in this Agreement is subject to a special allocation of capital credits to the Customer by the Cooperative.  This allocation will take into account the reduced margin and the market-based rates that are included in this Agreement. For the purpose of this Agreement, the Customer agrees that they are not a natural person under SDCL.

10.          Disclaimer of Warranty and Limitation of Liabililty.

                                                Each party shall be responsible for its own facilities and personnel provided or used in the performance of this Agreement.  Neither the Cooperative nor the Customer shall be responsible to the other party for damage to or loss of any property, wherever located, unless the damage or loss is caused by its own negligence or intentional conduct or by the negligence or intentional conduct of that party’s officers, employees, or agents, in which case the damage or loss shall be borne by the responsible party.  The Cooperative shall not be responsible or liable to the Customer or to any other party for any indirect, special or consequentional damages, or for loss of revenues from any cause.

11.          Indemnification.

                                                The Customer agrees to indemnify and hold the Cooperative harmless from and against any liability for any claims or demands arising out of property damage, bodily injury, or interruptions to the Customer’s electric service caused by electric equipment or facilities owned by the Customer, or the Customer’s possession, use, or operation of electric equipment or facilities.

12.          General.

                                                a.             Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and shall be governed by the laws of the State of South Dakota.

                                                b.             Notices.  All notices under this Agreement shall be given in writing and shall be delivered personally or mailed by first class U.S. mail to the respective parties as follows:

                                To Customer:

                                                Manager

                                                Great Plains Ethanol, L.L.C.

                                                P.O. Box 217

                                                Lennox, SD 57039

                                To Cooperative:

                                                Manager

                                                Southeastern Electric Cooperative, Inc.

                                                P.O. Box 388

                                                501 South Broadway Avenue

                                                Marion, South Dakota 57043-0388

                                                c.             No Waiver.  No course of dealing nor any failure or delay on the part of a party in exercising any right, power or privilege under this Agreement shall operate as a waiver of any such right, power or privilege.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies, which a party would otherwise have.

                                                d.             Entire Agreement/Amendment.  This Agreement represents the entire Agreement between the parties with respect to the matters addresed in this Agreement, except as provided in the Cooperative’s bylaws, rules and regulations applicable to similarly situated customers, which are incorporated herein.  This Agreement may be changed, waived, or terminated only by written agreement signed by both parties as set forth herein.

                                                e.             Assignment.  The Cooperative may assign this Agreement to an affiliate or affiliates of the Cooperative, to a partnership(s) in which the Cooperative or an affiliate has an interest, or to any entity which succeeds to all or substantially all the Cooperative’s assets by sale, merger or operation of law.  The Customer may not assign this Agreement without the written consent of the Cooperative, which consent will not be unreasonably withheld.

                                                f.              Severability.  Should any part, term or provision of this Agreement be, by a court of competent jurisdiction, decided to be illegal or in conflict with any applicable law, the validity of the remaining portions or provisions shall not be affected thereby.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

Attest:			SOUTHEASTERN ELECTRIC
COOPERATIVE, INC.

	/s/ Steve Holmberg	By:	/s/ Harley Burns

Title:	Sec	Title:	President

Attest:		GREAT PLAINS ETHANOL, L.L.C.

	/s/ Darrell Buller	By:	/s/ Darrin Ihnen

Title:	Sec	Title:	President

SOUTHEASTERN ELECTRIC COOPERATIVE, INC.

MARION, SOUTH DAKOTA

LARGE POWER SERVICE — GREAT PLAINS ETHANOL, L.L.C.

AVAILABILITY

Available to the Great Plains Ethanol, L.L.C. ethanol facility located in Section 26 of Germantown Township, Turner County, SD for commercial operation of the facility.  This schedule is not available for startup or construction power and is subject to the established rules and regulations of the Cooperative.

TYPE OF SERVICE

Multiple deliveries of alternating current, 60 cycle, three-phase and single-phase, at voltages of 480 and 240 volts, with transformer capacities totaling 11,500 kVA.

MONTHLY RATE

The Customer shall pay the Cooperative for service hereunder at the following rates and conditions:

Facilities Charge	$13,700.00 per month, plus
Demand Charge	$8.00 per kW, plus
Energy Charge	$0.02845 per kWh

RATE GUARANTEE

The monthly demand and energy charges specified above are guaranteed to remain unchanged for the years 2003, 2004 and 2005.  However, the rates specified may be adjusted by the amount of any new or increased level in current local, state or Federal taxes or fees.  In addition, if the Cooperative makes additional investments in the electric transmission, substation or distribution facilities serving the Plant during the term of this rate guarantee, the monthly facilities charge shall be adjusted accordingly.

INCENTIVE DISCOUNT

An incentive discount shall be applied to each monthly billing during the years 2003 through 2007.  The amount of the incentive discount shall vary each year based on the following schedule:

Year	Discount
2003	15%
2004	12%
2005	9%
2006	6%
2007	3%

BILLING DEMAND

The billing demand shall be equal to the Customer’s contribution to the monthly billing demand from the Cooperative’s power supplier, as determined by a demand meter or otherwise, and adjusted for power factor.

MINIMUM BILLING DEMAND

Notwithstanding the Customer’s requirements for kW demand or use of kWh energy, the demand for billing purposes hereunder shall not be less than 2,000 kW for any billing period.

MINIMUM CHARGES

The minimum monthly charge shall be the Facilities Charge plus the Minimum Billing Demand Charge provision of this rate.  The incentive discount shall not apply to the minimum charges provision.

POWER FACTOR ADJUSTMENT

The Customer agrees to maintain unity power factor as nearly as practicable.  The demand charge may be adjusted to correct for average power factors less than five percent (5%) unity (lagging) or greater than five percent (5%) unity (leading) by increasing the measured demand one percent (1%) for each one percent (1%) by which the average power factor is less than five percent (5%) unity (lagging) or more than five percent (5%) unity (leading).

STATE AND MUNICIPAL TAXES

All applicable state and municipal sales tax and any other non-ad valorem taxes imposed on electric energy sales shall be applied to monthly bills rendered under this rate schedule unless the consumer is exempt from said tax or taxes.

TERMS OF PAYMENT

In the event the current monthly bill is not paid in accordance with the payment dates indicated on the bill, a late payment penalty in effect at the time shall apply.

EFFECTIVE:  May 1, 2003